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EXHIBIT 99.1

American IDC to Acquire Prime South African Diamond Mining Operation

LOS ANGELES, Jun 21, 2001 /PRNewswire via COMTEX/ -- Gordon F. Lee, President and CEO of American IDC, (OTC: ACNI) announced today the intent to acquire 100% of the issued share capital of a South African diamond mining and exploration public company White Rock Holdings Limited (known as White Rock), for US $6.0 million. The proposed deal is to be settled by the issue to the shareholders of White Rock of 4.2 million new shares in American IDC Corporation at a deemed value of $1.50 per share.

The well-published non-monopolistic change in strategy of the major diamond producer De Beers presents the diamond market and specifically emerging diamond producers in the South African diamond mining industry with a huge window of opportunity. The change in De Beers' strategy has already directly resulted in a marked upsurge of investors' interest in diamond mining opportunities.

South Africa remains the most consistent producer of the highest quality stones in the world, and the focus will be to bring additional mines into production over the next few years. Investors will benefit from the low cost at which diamonds can be produced in South Africa with its soft currency and reasonably stable political environment, as well as new and sustained demand for stones expected to emerge both in the US and in the Far East.

White Rock is an emerging South African diamond producer with more than 70 shareholders. It has control over a growing spread of kimberlite and alluvial diamond properties, some in the final stages of development -- two of the properties are in the vicinity of the famous diamond-mining city of Kimberley.

The attraction of the two kimberlite fissure properties is that one of them is has a seven-year record of production at grades of around 25 carats per 100 tons at values of around $200 per carat, while the other property adjoins and forms the extension of the well known Star Diamond Mine which has been producing high quality diamonds for over 60 years at grades of over 50 carats per 100 tons at values per carat of around $250 - $300. Operating costs, on the other hand equate to around 8 - 10 carats per 100 tons at $200 per carat.

The acquisition brings with it in-depth management experience encompassing all aspects of geology, mining, project and financial expertise spanning over a number of decades. With the decline of the South African gold mining industry, exceptional levels of skills are readily available for deployment in the White Rock mining projects to be acquired.

At present there are 5.1 million shares issued in American IDC Corporation, trading at $1.50 per share. The issue of new shares would raise the total number of shares issued to 9.3 million. The shares issued to White Rock shareholders in terms of the proposed transaction would be subject to a minimum 12 - month trading restriction.

The estimated time frame to complete the proposed transaction is 45 to 60 days, to allow for the processes of legal auditing by USGap, as well as required SEC filings.


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The transaction would be accompanied by a financing drawdown over a period of three months, commencing within 10 days of the date of completion of the acquisition transaction, of two amounts of $300,000, plus a final amount of $400,000 for a total amount of $1,000,000 over the subsequent three-month period. The funds raised are intended to be applied to bringing the projects of White Rock to the stage of final feasibility, some 6-9 months from the date of acquisition. This final stage of the geological assessment entails accessing and bulk sampling both fissure properties at pre-established underground sampling sites. The results of this exercise will prove the grade and value per carat to the new standard required by US regulatory authorities, and will allow geological consultant, John W.J. Davenport of DAVINEX MINERAL CONSULTANTS (PTY) LTD, to issue a valuation report within a period of 6 - 9 months from the vend-in date. The issuing of the geotechnical valuation report is expected to result in a substantial revaluation of American IDC Corporation based on the value of the vast resource.

A second issue of shares is planned at that stage, amounting a minimum raise of $9.0 million, but at the ruling share price at the time. This financing would be applied to getting both fissure mines into the next stages of production. Further increases in diamond production are planned, and these are expected to be funded from the strong cashflow that would result from the financing. At present the mines are already producing limited amounts of diamonds from pilot plants situated at both sites, creating a mildly positive cash flow. Each mine has the potential to produce well in excess of 10,000 carats per month at full production.

In addition to the kimberlite fissure properties, White Rock also is negotiating and finalising the acquisition of other kimberlite fissure and pipe properties, all with a good history of production, as well as a number of alluvial diamond properties. A bulk sampling plant is currently being commissioned by White Rock at one of these alluvial properties. In terms of the agreement proposed with American IDC Corporation, it will assume all additional diamond projects currently in the pipeline.

This means that American IDC Corporation will have a continued source of top value diamond producing properties, so that it can continuously upgrade and grow its portfolio of properties -- thus providing continuous upside to shareholder value.

This news release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include expressions of beliefs, expectations, hopes, or intentions regarding the future, which may or may not come to pass. It is important to note that actual results may differ from those expressed in such forward-looking statements. Although American IDC believes its properties have potential, they are in early stages of exploration and development, which have not yet shown to contain proven economic reserves by independent evaluation. There can be no assurance that if identified, any resources might be economically extracted, or funding available, or that any such properties might be acquired in the future. If projects are acquired, there can be no assurance of any economic benefit, of cash flow to the company. For more information contact:

Gordon F. Lee, Chairman & CEO, American IDC.com, 9800 S. Sepulveda Boulevard, Suite 625, Los Angeles, California 90045

Tel: (310) 342-0760, Fax: (310) 342-0704